Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Farmers National Banc Corp. of our report dated March 5, 2026, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Farmers National Banc Corp. for the year ended December 31, 2025.

/s/ Crowe LLP

Columbus, Ohio

May 7, 2026